                                                               Exhibit (p)(2)


                        FLEET INVESTMENT ADVISORS ("FIA")

                       FLEET INVESTMENT MANAGEMENT ("FIM")

                                 CODE OF ETHICS

Effective Date:   April 1, 1996

Revision Date::   July 31, 1998

Affected Areas:   Fleet Investment Advisors
                  Access Persons of Fleet Investment Management

Approved by:      Jorge Brathwaite
                  Thomas O'Neill
                  David Rozenson

Issued by:        Investment Compliance
------------------------------------------------------------------------------

I - BASIC PHILOSOPHY

     The primary purpose of the FIA Code of Ethics is to protect the interests of all our clients. Our Code is a critical part of maintaining our high standards and reputation and guarding against an inadvertent violation of our fiduciary duties or the requirements of the securities laws which govern the conduct of our investment business. The following points should be constantly kept in mind:

     1. FIA holds itself out as professional investment counsel which provides UNBIASED advice -- that is, advice based solely on the merits of the individual investment and undiluted by any conflicts of interest which could prejudice the investment decision in any way. Thus, the very nature of our business requires that the main thrust of our Code be the elimination of any conflicts that could jeopardize our unbiased investment approach.

     2. The relationship with our clients is FIDUCIARY in nature. FIA is considered to be a fiduciary with respect to all its investment clients, including both non-Trust and non-ERISA accounts. This fiduciary relationship has been stressed by the SEC and state and federal courts, including the U.S. Supreme Court. Fiduciary standards require FIA to act honestly and fairly in all respects in our dealings with clients and to serve their interests with UNDIVIDED loyalty.

     You are obliged to put the interest of FIA clients before your own personal interests. This is an obligation we all assume as members of an investment counsel firm. This principle has particular significance with reference to the flow of investment information our personnel receive from brokers. Such brokerage information is the property of FIA and is to be used for the exclusive benefit of our clients and not to be used for the personal advantage of our personnel.

     We recognize that the actual experience of investing one's own capital, whether it be small or large, is a valuable means of learning firsthand the opportunities, risks and characteristics of the investment markets. Therefore, WE ENCOURAGE SOUND, PERSONAL INVESTMENT BY MEMBERS OF FIA. On the other hand, we must make certain that there is no abuse of our responsibilities to clients or to the reputation and professional standing of our organization or any of its members. Above all we were guided by three basic principles:

                  THE INTERESTS OF THE CLIENTS MUST COME FIRST

      FIA PERSONNEL SHOULD AVOID ACTUAL OR POTENTIAL CONFLICTS OF INTEREST,
                                      AND

         FIA PERSONNEL SHOULD NOT TAKE INAPPROPRIATE ADVANTAGE OF THEIR
                                   POSITIONS.

II -  LEGAL REQUIREMENTS

     Section 206 of the Investment Advisers Act makes it unlawful, inter alia, for any investment adviser, directly or indirectly, to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in any transaction or practice which operates as a fraud or deceit on such persons

     Rule 17j-l under the Investment Company Act of 1940 (the "1940 Act") makes it unlawful for any director, trustee, officer or employee of an investment adviser of an investment company (as well as other persons), in connection with the purchase and sale by such person of a security "held or to be acquired" by the investment company (the "Fund"):

1.   To employ any device, scheme or artifice to defraud the Fund;

2. To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

4.   To engage in any manipulative practice with respect to the Fund.

     To assure compliance with these restrictions, Rule 17j-1 requires the Adviser (and others) to adopt and agree to be governed by the provisions contained in this Code of Ethics.

     There are numerous similar provisions in other Federal securities laws and states laws which govern the conduct of FIA's business, including a prohibition on trading on the basis of material nonpublic information, as discussed below..

     The restrictions and obligations under this Code of Ethics apply to ALL CLIENT ACCOUNTS under FIA management.

III- PERSONS COVERED BY THE REQUIREMENTS OF THE CODE OF ETHICS

     Unless expressly stated otherwise, the requirements of this Code of Ethics apply to all FIA employees and certain Access Persons (as defined below ) of FIM. Many of the specific requirements, however, apply to the following categories:

ACCESS PERSON: Any employee who, as a part of his or her regular duties, makes, participates in, or obtains information regarding the purchase or sale of a security for any client account or whose functions relate to the making of any recommendations with respect to such purchases or sales.

PORTFOLIO MANAGER: Any employee authorized to make investment decisions on behalf of a client account.

INVESTMENT PERSONNEL: any Portfolio Manager or other employee, such as a securities analyst or trader, who advises Portfolio Managers or helps execute their investment decisions.

Note that this Code of Ethics applies to all transactions in securities in which the covered person has BENEFICIAL OWNERSHIP (as more fully defined in Section VI, below), which is presumed to include securities and accounts held in the name of or for the benefit of a spouse or other household member, and transactions by entities over which a covered person has ownership, voting or investment control.

IV - SUBSTANTIVE RESTRICTIONS

A. The price paid or received by a client for any security should not be affected by buying or selling activity on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person. To that end:

     (a) No Access Person shall buy or sell a security within seven days before or after any portfolio trades in the security, unless an Approval Officer determines that it is clear that, in view of the nature of the security and the market for such security, the order of the Access Person will not affect the price paid or received by the clients; and

     (b) A Portfolio Manager may not buy or sell a security within seven days before or after the portfolios which he or she manages trade in the security.

B. No Investment Person may acquire any securities issued as part of an initial public offering of the issuer.

C. Each Investment Person must seek prior approval for investment in private placement transactions from both (1) the Chief Investment Officer, and (2) the Director of Corporate Compliance. In the case where the Chief Investment Officer seeks approval for investing in a private placement transaction, approval must be obtained from the Vice Chairman responsible for investment management activities and the Director of Compliance. Such approval shall take into account, among other factors, whether the investment opportunity should be reserved for a client and whether the opportunity is being offered to such person because of his or her position with FIA. Any such Investment Person who has been authorized to acquire securities in a private placement must disclose his or her interest if he or she is involved in a consideration of an investment in such issuer. Any decision to acquire such issuer's securities on behalf of a client shall be subject to review by Investment Persons with no personal interest in the issuer.

D. An Investment Person may not profit from the purchase and sale or sale and purchase of the same or equivalent securities within sixty calendar days. Nothing in this restriction shall be deemed to prohibit avoidance of loss through trading within a period shorter than sixty calendar days.

E. An Investment Person must not accept gifts from any entity doing business with or on behalf of FIA in excess of limits contained in Rule 3060(a) of the Conduct Rules of the National Association of Securities Dealers, Inc. (currently, $100 per year).

F. An Investment Person shall not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior approval of such service by a Compliance Officer following the receipt of a written request for such approval. In the event such a request is approved, procedures shall be developed to avoid potential conflicts of interest.

G. Any profits derived from securities transactions in violation of paragraphs A, B, C or D, above, shall be forfeited and paid to the appropriate clients or, in appropriate circumstances, donated to charity. Gifts accepted in violation of paragraph E shall be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of any affected Trust and its shareholders.

H. The restrictions of this Section IV shall not apply to the following transactions unless an Approval Officer determines that such transactions violate the General Principles of this Code:

     1.   participation in an issuer's dividend reinvestment plan;

     2. transactions in: securities issued or guaranteed by the U.S. Government or an agency or instrumentality of the U.S. Government; bankers' acceptances; U.S. bank certificates of deposit; and commercial paper; and purchases or redemptions of shares of open-end investment companies registered under the investment Company Act of 1940;

     3. transactions in which direct or indirect beneficial ownership is not acquired or disposed of (e.g., a stock split or an automatic conversion);

     4. transactions in accounts as to which an Access Person has no investment control, subject, as applicable, to Section IV.H.5;

     5. transactions in accounts of an Access Person for which investment discretion is not maintained by the Access Person but is granted to any of the following that are unaffiliated with the Adviser: a registered broker-dealer, registered investment adviser or other investment manager acting in a similar fiduciary capacity (e.g., blind trusts and certain discretionary accounts) PROVIDED the following conditions are satisfied:

          (a) The terms of the account agreement ("Agreement") must be in writing and filed pursuant to FIA/FIM Insider Trading Procedures prior to any transactions and must provide that the Access Person have no access to information about the specific securities or transactions in the account;

          (b) Any amendment to the Agreement must be filed prior to its effective date;

          (c) The Agreement shall prohibit acquisitions of securities in initial public offerings; and

          (d) The exemption provided by this Section III.H.5 shall not be available for a transaction or class of transactions which is suggested or directed by the Access Person;

         and

          6. transactions in securities in connection with an employer-sponsored tax-qualified plan, such as a 401(k) plan or an ESOP.

V - MISUSE OF MATERIAL NONPUBLIC INFORMATION

     Generally, it is illegal to trade in securities while you are in possession of material nonpublic information that might affect the value of those securities or to transmit that information to others who trade in those securities. Because the law of insider trading involves a number of complex legal interpretations, FIA requires every employee to confer with an Approval Officer, before entering into any securities transaction involving material nonpublic information, whether for a client account for the employee's account. The Approval Officer will determine whether proceeding with the proposed transaction would involve substantial risks that the transactions would violate the law. Every employee of the Company must follow the procedures described below or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties, including jail sentences.

          1.   Identifying Inside Information

               Before trading for yourself or others, including any accounts managed by FIA, in the securities of a company about which you may have material nonpublic, or "inside information," ask yourself the following questions:

                    i. Is the information material? That is, information that an investor would consider important in making his or her investment decision. Is this information that would affect the market price of the securities if generally disclosed?

                    ii. Is the information nonpublic? To whom has this
               information been provided? Has the information been effectively communicated to the marketplace by, for example, being published in REUTERS, THE WALL STREET JOURNAL or other publications of general circulation? Do not assume that information that has been provided to you by personnel of the issuer has been publicly disseminated unless you know otherwise.

     If, after consideration of the above, you believe that the information is material and nonpublic, or if you have any questions as to whether the information is material and nonpublic, you should take the following steps.

               i.   Report the matter immediately to an Approval Officer.
               ii. Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by FIA.
               iii. Do not communicate the information inside or outside FIA, other than to the Approval Officer.
               iv. After the Approval Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

     If, after consideration of the items set forth above you have any doubt as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, you must discuss it with an Approval Officer before trading or communicating the information to anyone.

          2.   Restricting Access to Material Nonpublic Information

               Information in your possession that you identify as potentially material and nonpublic may not be communicated to anyone, including persons within the FIA, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

VI -  PROCEDURES

     The requirements and restrictions of this Code apply to all transactions in Reportable Securities in which the subject employee has Beneficial Ownership. As used in this Code:

     "BENEFICIAL OWNERSHIP" generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934. Beneficial ownership is presumed regarding securities and ACCOUNTS HELD IN THE NAME OF OR FOR THE BENEFIT OF A SPOUSE OR OTHER HOUSEHOLD MEMBER. Beneficial ownership also extends to transactions by entities over which a person has ownership, voting or investment control, including corporations (and similar entities), trusts and foundations.

     "REPORTABLE SECURITIES" include generally all securities, and financial instruments related to securities, except the securities referenced in Section IV.H.2, and securities held in accounts referenced in Section IV.H.5 (unless the Executive Committee shall determine otherwise).

A. To enable FIA to determine with reasonable assurance whether the provisions of applicable laws and this Code of Ethics are being observed by its Access Persons, FIA and FIM have developed INSIDER TRADING PROCEDURES, which must be followed by all employees who are subject to this Code. Among these Procedures are the following:

     1. Upon commencement of employment or otherwise assuming the status of "Access Person", and annually thereafter, each Access Person shall disclose in writing, on a form entitled "Acknowledgment and Certificate of Compliance", all direct or indirect "Beneficial Ownership" interests of such Access Person in "Reportable Securities."

     2. Each Access Person shall obtain the prior approval of an Approval Officer of all personal securities transactions (other than those exempted under Section IV.H) in Reportable Securities by submitting a "Preclearance Request Form."

     3. Each Access Person shall notify the Compliance Officer of all brokerage accounts in which he or she has any beneficial interest and shall arrange for the broker to mail directly to Investment Compliance at the same time they are mailed or furnished to such Access Person (a) duplicate copies of confirmations covering each transaction in Reportable Securities in such account and (b) copies of periodic statements with respect to the account.

B. Investment Compliance shall notify each Access Person that he or she is subject to these reporting requirements, and shall deliver a copy of this Code and the Insider Trading Procedures to each affected employee. (The Fleet Financial Group Code of Ethics, to which all Fleet employees are subject, is distributed to all employees by the Human Resources Department.)

     The Executive Committee shall review the Code and its operation at least once a year.

VII - PENALTIES FOR NONCOMPLIANCE

     SUBJECT EMPLOYEES WHO EITHER WILLFULLY OR NEGLIGENTLY VIOLATE THE PROVISIONS OF THE CODE MAY BE SUBJECT TO ANY OR ALL OF THE FOLLOWING SANCTIONS:

  FORMAL WRITTEN WARNING (WITH COPY TO SUPERVISOR AND PERSONNEL FILE)

  BANS ON PERSONAL TRADING

  REDUCTIONS IN COMPENSATION

  DISGORGEMENT OF TRADING PROFITS

  SUSPENSION

  TERMINATION